   As filed with the Securities and Exchange Commission on March 20, 1998.
                                                  Registration No. 333-
-------------------------------------------------------------------------------

                 UNITED STATES SECURITIES & EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER
                               THE ACT OF 1933

                           ------------------------

                       LABORATORY SPECIALISTS OF AMERICA, INC.
                (Exact Name of Registrant as Specified in its Charter)


               OKLAHOMA                                 73-1451065
    (State or other jurisdiction          (I.R.S Employer Identification Number)
  of incorporation or organization)

      101 PARK AVENUE, SUITE 810
        OKLAHOMA CITY, OKLAHOMA                            73102
(Address of principal executive offices)                (Zip Code)

   LABORATORY SPECIALISTS OF AMERICA, INC. 1997 NON-QUALIFIED STOCK OPTION PLAN
                           (Full Title of the Plan)

                              MR. JOHN SIMONELLI
                           CHIEF EXECUTIVE OFFICER
                    LABORATORY SPECIALISTS OF AMERICA, INC.
                          101 PARK AVENUE, SUITE 810
                        OKLAHOMA CITY, OKLAHOMA 73102
                    (Name and Address of Agent For Service)

                               (405) 232-9800
      (Telephone Number, Including Area Code, of Agent For Service)

                           ------------------------

                                  COPIES TO:
                           MR. MICHAEL E. DUNN, ESQ.
                            DUNN SWAN & CUNNINGHAM
                     2800 OKLAHOMA TOWER, 210 PARK AVENUE
                      OKLAHOMA CITY, OKLAHOMA  73102-5604
                                (405) 235-8318

                           ------------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                       PROPOSED      PROPOSED
                                       MAXIMUM        MAXIMUM
TITLE OF SECURITIES     AMOUNT TO      OFFERING      AGGREGATE     AMOUNT OF
        TO BE               BE          PRICE        OFFERING     REGISTRATION
   REGISTERED(1)        REGISTERED   PER SHARE(2)    PRICE (2)       FEE(3)
-------------------------------------------------------------------------------
Common Stock, $.001
 par value               400,000        $4.63       $1,852,000      $547
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares of Common Stock as a result of adjust in the number of securities issuable upon exercise of stock options by reason of anti-dilution provisions of the Laboratory Specialists of America, Inc. 1994 Stock Option Plan.
(2) The Offering Price has been estimated and the registration fee has been computed pursuant to Rule 457(c) on the basis of the average of the closing bid and asked prices of the Common Stock as quoted on the Nasdaq SmallCap Market on March 18, 1998, which was $4.63.
(3) Calculated pursuant to rule 457(h)(1) on the basis of the average of the reported high and low sale prices of shares of the Common Stock on the Nasdaq SmallCap Market on March 18, 1998.

                                    PART I

              INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

                               PLAN INFORMATION

     Laboratory Specialists of America, Inc. (the "Company") established the Laboratory Specialists of America, Inc. 1997 Non-Qualified Stock Option Plan (the "Plan") in October 1997. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     The purpose of the Plan is to promote the interests of the Company by providing key employees, non-employee members of the Board of Directors, consultants and other independent contractors who provide valuable services to the Company with the opportunity to acquire, or otherwise increase, their proprietary interest in the Company as an incentive to remain in the service to the Company.

     The Plan provides for the grant of non-qualified stock options ("Options"), with or without stock appreciation rights ("SARs") to employees,
directors, independent contractors and consultants of the Company.   The
Options do not qualify within the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and are not entitled to the favorable tax consequences thereunder upon the grant and exercise afforded certain options that so qualify under the Code. The total number of shares of common stock, $.001 par value per share, of the Company (the "Common Stock") authorized and reserved for issuance by the Company under the Plan is 400,000. The Common Stock will be issued upon exercise of the Options granted pursuant to the Plan.

ELIGIBILITY AND ADMINISTRATION

     Options under the Plan may be granted only to persons ("Eligible Persons") who at the time of grant are directors, executive officers, key employees and independent contractors and consultants of the Company and its subsidiaries.

     The Board of Directors (the "Board") administers the Plan. The Board has have the power where consistent with the general purpose and intent of the Plan to (i) modify the requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan, (ii) suspend or discontinue the Plan, (iii) establish policies, and (iv) adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan. The Options are granted pursuant to the provisions of stock option agreements (the "Stock Option Agreements"). The form and provisions of the stock option agreements are determined by the Board.
Unless otherwise provided in the Plan, the Board has the authority to interpret and construe the Plan, and determine all questions arising under the Plan and any agreement made pursuant to the Plan. Any interpretation, decision or determination made by the Board shall be final, binding and conclusive upon the participants and the Company.

   In designating and selecting Eligible Persons ("Participants") for participation in the Plan, the Board may consult with and give consideration to the recommendations and criticisms submitted by appropriate managerial and executive officers of the Company. The Board also shall take into account the duties and responsibilities of the Eligible Persons, their past, present and potential contributions to the success of the Company and such other factors as the Board shall deem relevant in connection with accomplishing the
purpose of the Plan.   The maximum number of shares of stock for which an
employee-director may be granted Options in any calendar year shall not exceed 25 percent of the aggregate number of shares of stock with respect to which Options may be granted under the Plan.

GRANT AND EXERCISE OF OPTIONS

   The terms and conditions of the Options granted to each Participant will be set forth in the Stock Option Agreement evidencing the grant of such Options. Options may be granted by the Board on the following terms and conditions. No Option shall be exercisable more than 10 years after the date of grant. Subject to such limitation, the Board has the discretion to fix the period during which any Option may be exercised. Options granted are non-transferable except by will or by the laws of descent and distribution.

    Options and Option SARs granted shall not be transferable except by will or by the laws of descent and distribution or with the consent of the Company. Options and Option SARs shall be exercisable only by the Participant while serving as a director of the Company or a subsidiary or while actively employed as an employee, an independent contractor or a consultant by the Company or a subsidiary, except that (i) any such Option granted and which is otherwise exercisable, may be exercised by the personal representative of a deceased Participant within 12 months after the death of such Participant (but not beyond the exercise period of such Option), (ii) if a Participant is terminated as a director, an employee, an independent contractor or a consultant of the Company or a subsidiary on account of (A) retirement, such Participant may exercise any Option which is otherwise exercisable at any time within three months of such date of termination, or (B) a disability, such Participant may exercise any Stock Option which is otherwise exercisable at any time within 12 months of such date of termination. If a Participant dies during the applicable three-month or 12-month period following the date of such Participant's retirement or termination on account of disability, the rights of the personal representative of such deceased Participant as such relate to any Options and Option SARs granted to such deceased Participant shall have similar rights to exercise the Options and Option SARs during the remainder of the three-month or 12-month period.

   The Board, in its sole discretion, may permit a Participant who is terminated as a non-employee director, an employee, an independent contractor or a consultant due to retirement or disability, or upon the occurrence of special circumstances (as determined by the Board), or the personal representative of a deceased Eligible Person to exercise and purchase (within three years of such termination) all or any part of the shares subject to Option on the date of termination.

   The exercise prices of Options are determined by the Board, but in no event may such price be less than 85 percent of the fair market value of the stock on the date of grant.

STOCK APPRECIATION RIGHTS

   The Board may also grant SARs to Eligible Persons in connection with Options granted under the Plan. SARs terminate at such time as the Board determines and are exercisable only upon the exercise of the related Option.

   Upon the exercise of a SAR, the holder is entitled to receive the excess amount of the fair market value of the Stock, as of the date of exercise, for which the SAR is exercised over the exercise price of the Option. The Participant may request the method and combination of payment upon the exercise of a SAR; however, the Board has the final authority to determine whether the SAR shall be paid in cash or shares of stock or both. An amount equal to the income tax resulting to the Company on the exercise of the SAR is required to be paid to the Company at the time of exercise by the Participant who exercises.

STOCK OPTION GRANTS

   Options granted under the Plan are exercisable in such amounts, at such intervals and upon such terms as the Participant's Stock Option Agreement provides. The Option exercise price of the Common Stock is determined by the Board, provided such exercise price may not be less than 85 percent of the fair market value of the shares on the date of grant of the Option. The fair market value of a share of the Common Stock is determined by averaging the closing high bid and low asked quotations for such share on the date of grant of the Option. Upon the exercise of an Option, the Option exercise must be paid in full, in cash or in Common Stock or a combination of cash and Common Stock in the event that the purchase is pursuant to exercise of rights under an SAR which is attached to an Option and which is exercisable on the date of exercise of the Option.

   Options granted under the Plan may not be exercised under any circumstances 10 years from the date of grant. Subject to the foregoing, Options are exercisable only by Participants who are directors, actively employed as employees, independent contractors or consultants by the Company or a subsidiary of the Company, except that Options may, with the consent of the Board, be exercised at any time within three years after the Participant's retirement, death, disability or the occurrence of other special circumstances as determined by the Board, but in no event beyond the expiration date of the Option. If a Participant's services as a director, employment as an employee, independent contractor or a consultant by the Company or its subsidiary terminates for any reason other than death, disability or retirement, any Option granted to such Participant immediately terminates, unless permitted to be exercised by the Board in its sole discretion. No Option under the Plan may be granted after October 1, 2007. Options are not transferable except by will or by the laws of descent and distribution.

TERMINATION AND AMENDMENT

   The Plan shall terminate at midnight, October 1, 2007, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board. Provided, that no action of the Board may amend the Plan in any manner which would impair the applicability of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, to the Plan. No amendment, modification or termination of the Plan may in any manner adversely affect any Option theretofore granted under the Plan without the consent of the Participant.

FEDERAL INCOME TAX CONSEQUENCES

   No tax obligation will arise for the Participant or the Company upon the granting of Options under the Plan. Upon exercise of an Option, a Participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the shares of Common Stock acquired over the exercise price of the Option. Thereupon, the Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant if, only in the case of employees, the Company deducts and withholds appropriate income taxes. Any additional gain or loss realized by a Participant on disposition of such Option shares generally will be capital gain or loss to the Participant and will not result in any additional tax deduction to the Company.

                            ADDITIONAL INFORMATION

   Additional information regarding the Plan and its administration may be obtained by calling the Company's office at (405) 232-9800 or by writing to Laboratory Specialists of America, Inc., 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma, Attention: Larry E. Howell.

   The Company has filed the Registration Statement on Form S-8 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the securities offered by the Company under the Plan. As permitted by the rules and regulations of the Commission, this Registration Statement incorporates certain documents which constitute under Rule 428(a)(1) promulgated under the 1933 Act a prospectus that meets the requirements of Section 10(a) of the 1933 Act. The statements contained in the Registration Statement as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference. Furthermore, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, the Company files reports, proxy and other information statements with the Commission (File No. 33-25701). All such reports, proxy and other information statements will be provided without charge to the Participants in the Plan. The Registration Statement, such reports, proxy and other information statements can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the

Public Reference Section of the Commission in the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto and such reports, proxy and other information statements may be obtained from the Commission at such offices, upon payment of prescribed rates. In addition, the Registration Statements and exhibits and such reports, proxy and other information statements made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The Registration Statement, all exhibits thereto and amendments thereof and all other documents incorporated by reference have been filed with the Commission through EDGAR. The Company will provide without charge to each Participant in the Plan, upon written or oral request, a copy of any information incorporated by reference herein. Such requests should be directed to Laboratory Specialists of America, Inc. at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102, telephone: (405) 232-9800.


                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

   The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

   (a) the Prospectus, dated September 9, 1997, of the Company filed with the Commission pursuant to Rule 424(b) and in conjunction with the Company's Registration Statement on Form SB-2 (No. 333-30997), as declared effective by the Commission on September 9, 1997;

   (b) the Annual Report on Form 10-KSB for the year ended December 31, 1996, filed with the Commission on April 22, 1997; the Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, filed with the Commission on May 9, 1997; the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, filed with the Commission on August 12, 1997; the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, filed with the Commission on November 7, 1997; the report on Form 8-K, filed with the Commission on March 3, 1997, the report on Form 8-K filed with the Commission on April 9, 1997; the amendment to report on Form 8-K filed with the Commission on May 13, 1997;

   (c) the Company's Registration Statement on Form 8-A, as filed with the Commission on November 4, 1994.

   (d) the Company's Certificate of Incorporation filed as Exhibit 3.1 to Registration Statement on Form SB-2 (Registration No. 33-82058-D) as filed with the Central Regional Office of the Commission on July 28, 1994; and

   (e) the Company's Bylaws filed as Exhibit 3.2 to Registration Statement on Form SB-2 (Registration No. 33-82058-D) as filed with the Central Regional Office of the Commission on July 28, 1994.

Furthermore, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of each such document or report.

ITEM 4.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein) authorize indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorneys fees, actually and reasonable incurred by him in connection therewith.

   The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

   These provisions my be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933, as amended (the "1933 Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 8.  EXHIBITS.

   4.1 Form of certificate of the common stock is incorporated by reference to Exhibit 4.1 of Amendment No. 2 to the Company's Registration Statement on Form SB-2 (No. 33-82058-D), as filed with the Central Regional Office of the Commission on September 1, 1994.

   4.2 Laboratory Specialists of America, Inc. 1997 Non-Qualified Stock Option Plan.

   5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to the Company.

   23.1 Consent of Arthur Andersen LLP.

   23.2 Consent of Deloitte & Touche LLP.

   23.3 Consent of Dunn Swan & Cunningham.

   24.1 Power of Attorney of John Simonelli.

   24.2 Power of Attorney of Larry E. Howell.

   24.3 Power of Attorney of Arthur R. Peterson, Jr.

   24.4 Power of Attorney of Robert A. Gardebled, Jr.

   24.5 Power of Attorney of Jerome P. Welch.

   24.6 Power of Attorney of Michael E. Dunn.

ITEM 9.  UNDERTAKINGS.

   (a) RULE 415 OFFERING.

   The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs 2(a)(1)(i) and 2(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference herein.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the new offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) RULE 430A.

      Insofar as indemnification for liabilities arising under the Securities Act my be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, Oklahoma, on this 19th day of February, 1998.


                            LABORATORY SPECIALISTS OF AMERICA, INC.
                            (Registrant)


                            By: /s/ Larry E. Howell
                                ------------------------------------
                                Larry E. Howell, President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                             TITLE                     DATE
     ---------                             -----                     ----
/s/ John Simonelli
----------------------------      Chairman of the Board, Chief       February 19, 1998
John Simonelli                    Executive Officer, Secretary
                                  and Director

/s/ Larry E. Howell
----------------------------      President and Chief Operating      February 19, 1998
Larry E. Howell                   Officer and Director

/s/ Arthur R. Peterson, Jr.
----------------------------      Treasurer and Director             February 19, 1998
Arthur R. Peterson, Jr.

/s/ Robert A. Gardebled, Jr.
----------------------------      Director                           February 19, 1998
Robert A. Gardebled, Jr.

/s/ Michael E. Dunn
----------------------------      Director                           February 19, 1998
Michael E. Dunn

/s/ Jerome P. Welch
----------------------------      Director                           February 19, 1998
Jerome P. Welch